Docusign Envelope ID: 58345DBB-6C8D-411C-93ED-AB04E40266B2

Docusign Envelope ID: 58345DBB-6C8D-411C-93ED-AB04E40266B2

• Docusign Envelope ID: 58345DBB-6C8D-411C-93ED-AB04E40266B2

• • • • • • • • Docusign Envelope ID: 58345DBB-6C8D-411C-93ED-AB04E40266B2

• • • Docusign Envelope ID: 58345DBB-6C8D-411C-93ED-AB04E40266B2

• Docusign Envelope ID: 58345DBB-6C8D-411C-93ED-AB04E40266B2

Docusign Envelope ID: 58345DBB-6C8D-411C-93ED-AB04E40266B2

Docusign Envelope ID: 58345DBB-6C8D-411C-93ED-AB04E40266B2

• • • • Docusign Envelope ID: 58345DBB-6C8D-411C-93ED-AB04E40266B2

Docusign Envelope ID: 58345DBB-6C8D-411C-93ED-AB04E40266B2

Docusign Envelope ID: 58345DBB-6C8D-411C-93ED-AB04E40266B2

• Docusign Envelope ID: 58345DBB-6C8D-411C-93ED-AB04E40266B2

• • • • • • • • • Docusign Envelope ID: 58345DBB-6C8D-411C-93ED-AB04E40266B2

Docusign Envelope ID: 58345DBB-6C8D-411C-93ED-AB04E40266B2

Docusign Envelope ID: 58345DBB-6C8D-411C-93ED-AB04E40266B2

. Docusign Envelope ID: 58345DBB-6C8D-411C-93ED-AB04E40266B2 15 July 2025

Docusign Envelope ID: 58345DBB-6C8D-411C-93ED-AB04E40266B2 15 July 2025

VWR International Ltd
Hunter Boulevard, Magna Park
Lutterworth, Leicestershire LE17 4XN
United Kingdom
t +44 (0) 1455 558 600

CONTRACT OF EMPLOYMENT

INTRODUCTION

This contract of employment is issued on July 11, 2025, and sets out the principal terms and conditions applicable to your employment with the Company (as defined below).

FULL NAME: **Emmanuel Ligner**

START DATE: **August 18, 2025**

EMPLOYER: **VWR INTERNATIONAL LIMITED, PART OF AVANTOR GROUP (the "Company")**

ADDRESS: **Hunter Boulevard, Magna Park, Lutterworth, LE17 4XN**

COMMENCEMENT OF CONTINUOUS EMPLOYMENT

No employment with a previous employer counts as part of your period of continuous employment.

TYPE OF CONTRACT

This is a fixed term contract which shall terminate on the earlier of (a) the date that is 12 months from the Start Date, unless an extension is mutually agreed between you and the Company, (b) the date on which your employment is transferred to Avantor, Inc., the parent of the Company ("Avantor"), following your receipt of U.S. work authorization, and (c) the date on which your employment terminates for any reason in accordance with the terms of this Contract of Employment.

You warrant that, by entering into this contract or performing any of your obligations under it, you will not be in breach of any court order or any express or implied terms of any contract in place between you or any third party or any other obligation binding on you.

You and the Company agree to cooperate and use reasonable best efforts to obtain your work authorization in the United States. You warrant that, upon receiving a work permit or visa granting you authorization to provide services in the United States, you shall execute a new contract of employment with Avantor on substantially the same substantive terms and conditions as set forth in this Contract of Employment.

JOB TITLE AND DUTIES

You will be employed by the Company and hold the office of the President and Chief Executive Officer of Avantor, the parent of the Company. You shall undertake the duties customary to that position and as otherwise reasonably allocated to you by the board of directors of Avantor (the "Board").

You agree to accept, in your capacity as President and Chief Executive Officer of Avantor, any offices or directorships with the Company or an Associated Company (defined below) as reasonably requested by the Board, and you warrant that you are not subject to any restrictions which prevent you from holding office as a director. You agree to abide by any statutory, fiduciary or common law duties to any company of which you are or become a director.

BASIC PAY

Your base rate of pay at the commencement of your employment will be £775,000 per annum based on a five-day working week. You will be paid in 12 equal monthly instalments, in arrears, by credit transfer directly into your bank account on or around the 27th day of each month.

The Company reserves the right to change your pay arrangements should this become necessary in the future. You will be notified of any such changes in writing at least one month before any changes are implemented.

HOURS OF WORK

This is a permanent full-time position and your basic hours will be 37.5 per week spread over five full days, with a break of 45 minutes for lunch each day (unpaid). You shall devote the whole of your time, skill and attention during normal business hours, and at such other times as may be reasonably necessary (without additional remuneration), to your duties under this contract.

The Board reserves the right to alter your hours of work in order to respond to both business needs and legal requirements.

LOCATION

Your normal place of work shall be at your home office in Little Chalfont, United Kingdom, in the United Kingdon, or such other places within the United Kingdom as the Company or the Board may reasonably require for the proper performance of your duties.

You may be required from time to time to visit and work at such locations outside the UK as specified by the Company or the Board for such times as the Company or the Board considers necessary for the proper performance of your duties. For example, this may include but is not limited to attending meetings overseas, subject to immigration requirements for the overseas country.

HOLIDAY

The holiday year operates between 1st January and 31st December. Your holiday entitlement will be 25 days per calendar year worked, accrued at approximately 2.08 working days per month for each complete month worked, plus an additional day off for your birthday and an additional day per annum for volunteering, in addition to any statutory holidays.

You can carry forward up to five days annual leave, however this must be with Board approval. No payment in lieu will be made in place of untaken holiday other than on termination of your contract of employment.

OTHER PAID LEAVE

You may be eligible to take other types of leave, subject to (a) any statutory eligibility requirements or conditions and (b) the Company's policies and rules in each case as in force from time to time.

Further details of such leave and any eligibility for pay during such leave are available on the Policy Section of the HR page on the Avantor Connect Intranet page and can be requested from the HR Department at any time.

The Company may replace, amend or withdraw its policies or rules regarding any of the types of leave and/or pay referred to in this clause from time to time.

NOTICE

You will be entitled to receive 3 months' notice in writing from the Company and should you wish to leave the Company, you will be required to give 3 months' notice in writing.

The Company reserves the right in its absolute discretion to terminate your employment by making a payment in lieu of notice. The payment shall be based upon your basic salary only and shall be subject to deductions for income tax and National Insurance Contributions as appropriate. You will not, under any circumstances, have any right to a payment in lieu of notice unless the Company has exercised its option to make such a payment to you.

You will not be entitled to a sum in lieu of notice equal to the basic salary (as at the date of termination) if the Company would otherwise have been entitled to terminate your employment without notice in cases of gross misconduct. In that case, the Company will also be entitled to recover from you any sum in lieu of notice already made.

The Company reserves the right to require you to take any accrued holiday during your notice period, even if booked to be taken after the end of your notice period.

The Company shall be entitled to dismiss you without notice or payment in lieu of notice for gross misconduct, if you commit any other serious breach of your obligations as an employee or as a director or officer, or if you cease to be entitled to work in the United Kingdom.

Where either party gives notice to terminate this employment or otherwise purports to terminate it, or if you purport to terminate your employment in breach of contract, or, if the Company so decides, at any time during your employment, the Company may require you not to attend work and/or not to undertake any or all of your duties or to allocate other duties to you, for such reasonable period as the Company may specify (the "Leave Period").

During the Leave Period the Company:

- shall not be obliged to provide you with any work or vest any powers in you, and you shall have no right to perform any services for the Company or any Associated Company;

- may require you to resign from any offices or directorships that you hold;
- shall continue to pay your salary and provide any other benefits to which you are contractually entitled and you shall remain bound by the terms and conditions of this Contract of Employment;
- may require you to perform alternative or expressly limited duties or particular duties at a particular location and where the Company considers it to be necessary for the purpose, the Company shall procure that there is made available to you such equipment as the Company considers to be necessary to enable you to do so; and

During the Leave Period you shall:

- remain an employee of the Company and be bound by the terms of this Contract of Employment (including any implied duties of good faith and fidelity);
- not, without the prior written consent of your line manager, attend your place of work or any other premises of the Company or any Associated Company;
- not, without the prior written consent of your line manager, contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Associated Company; and
- (except during any periods taken as holiday in the usual way) ensure that your line manager knows where you will be and how you can be contacted during each working day.

SEVERANCE

You are currently ineligible to participate in Avantor's Executive Severance and Change in Control Plan (the "Severance Plan"). If you become eligible to participate in the Severance Plan, the severance terms will be governed by the Severance Plan. During the period of ineligibility, upon a Qualifying Termination, you will be entitled to the amounts set forth below. Except as defined herein, capitalized terms in this section will have the meanings set forth in the Severance Plan.

Qualifying Termination Outside of the Change in Control Period: If you experience a Qualifying Termination at any time other than during the Change in Control Coverage Period, you shall be entitled to receive any Accrued Obligations to which you are entitled, and subject your execution and non-revocation of a Separation and Release Agreement, you shall also be eligible to receive the following benefits, less applicable taxes, withholdings and deductions:

- Severance Payment. You shall be entitled to receive a cash payment equal to the sum of (a) 24 months' basic pay and (b) two times your target annual bonus, in addition to any payment in lieu of notice and statutory payments, as applicable (the "Severance Payment"). The Severance Payment shall be paid in equal instalments over a 12-month period in accordance with the Company's then-current payroll practices and shall, subject to Section 7.1 of the Severance Plan, begin as soon as practicable following the Termination Date, provided that the first such payment date shall not be more than 60 days following the Termination Date. Any severance payments that are delayed as a result of the execution of the Separation and Release Agreement will be paid as part of the first instalment of the Severance Payment.

- Pro Rata Bonus Payment. You shall be entitled to receive a pro-rata portion of the annual bonus for the fiscal year in which the Termination Date occurs based on achievement of target performance for such year (determined by multiplying the amount of the target annual bonus for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year in which the Termination Date occurs that you had been employed by the Company Group, and the denominator of which is 365) (the "Pro-Rata Bonus Payment") notwithstanding any provision of the bonus arrangement that requires continued employment through the end of the annual bonus period or beyond but subject to all other provisions of the bonus arrangement. To the extent that you are entitled to receive the Pro-Rata Bonus Payment for any fiscal year under this provision, you shall not also be entitled to any bonus payment for such fiscal year under the terms of the applicable bonus arrangement. Amounts payable under this provision will be deemed payments attributable to your employment prior to or on the Termination Date and not as severance. The Pro-Rata Bonus Payment shall be paid in equal instalments over a 12-month period in accordance with the Company's then-current payroll practices.
- Repatriation Expenses. If you experience a Qualifying Termination following your transfer of employment to Avantor, you shall be entitled to receive a lump-sum cash payment in an amount equal to $75,000, less applicable taxes and authorized deductions, for any expenses associated with your repatriation.

Qualifying Termination During the Change in Control Coverage Period: If you experience a Qualifying Termination at any time during the Change in Control Coverage Period, you shall receive any Accrued Obligations to which you are entitled, and subject to your execution and non-revocation of a Separation and Release Agreement, you shall be eligible to receive the benefits set forth below, less applicable taxes, withholdings and deductions. If you have received any benefits pursuant to a Qualifying Termination Outside of the Change in Control Period and then subsequently becomes entitled to benefits under provision, then the benefits payable under this provision shall be offset by the amount of benefits previously received by you pursuant to a Qualifying Termination Outside of the Change in Control Period (and thereupon you will no longer be entitled to receive any additional benefits pursuant to a Qualifying Termination Outside of the Change in Control Period).

- The CIC Severance Payment. You shall be entitled to receive a cash payment equal to three times the sum of (a) basic pay as of the Termination Date and (b) target annual bonus, in addition to any payment in lieu of notice and statutory payments, as applicable, which shall be paid in equal instalments over a 12-month period in accordance with the applicable Company Group's then-current payroll practices and shall, subject to Section 8.1 of the Severance Plan, begin as soon as practicable following the Termination Date; provided that the first such payment date shall not be more than 60 days following the Termination Date; and provided further that in the event of a Qualifying Termination during the Change in Control Coverage Period that occurs prior to the applicable Change in Control or with respect to which the applicable Change in Control is not a "a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation" within the meaning of Section 409A(a)(2)(A)(v) of the Internal Revenue Code of 1986, as amended, a portion of the Severance Payment equal to the amount that would have been due pursuant to

a Qualifying Termination Outside of the Change in Control Period shall be paid on the schedule contemplated by a Qualifying Termination Outside of the Change in Control Period.

- Pro-Rata Bonus Payment. You shall be entitled to receive the Pro-Rata Bonus.

Other Terminations: If your Termination of Employment results from any reason other than a Qualifying Termination, you shall be eligible only to receive your Accrued Obligations.

For purposes of this Contract of Employment: "Good Reason" means the definition as defined in the Plan, except that in respect of clause (ii) of the definition of Good Reason in the Plan, the transfer of your employment to Avantor upon your receipt of your US work authorization, and attendant relocation, shall not constitute Good Reason under this Contract of Employment.

BONUS SCHEME

You are eligible to participate in Avantor's Incentive Compensation Plan ("ICP") with a target bonus of 150% of your base rate of pay. The actual bonus payout is not guaranteed, and the amount may vary based on several factors, including business results and your individual performance. For the calendar year 2025, you will participate in the ICP at target, provided that the actual amount of any bonus earned under the ICP shall be pro-rated for calendar year 2025 and calculated by multiplying the amount of the target annual bonus for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year in which you had been employed by the Company, and the denominator of which is 365. The actual ICP amount paid will be based on achievement of financial and strategic goals of Avantor. Payment is subject to your continued employment with the Company or an Associated Company through the date that such payment is otherwise made to all similarly situated Avantor executives.

Any bonus payment shall be purely discretionary and shall not form part of your contractual remuneration under this Contract of Employment. If the Company makes a bonus payment to you in respect of a particular financial year of the Company or Avantor, it shall not be obliged to make subsequent bonus payments in respect of subsequent financial years of the Company or Avantor.

Avantor and the Company may alter the terms of any bonus scheme or withdraw the scheme altogether at any time without prior notice.

Any bonus payment shall not be pensionable.

ANNUAL EQUITY AWARD

Beginning in 2026, you will be eligible to participate in the annual equity grant process, subject to satisfactory performance, in accordance with Company policy and the terms of the Avantor, Inc. 2019 Equity Incentive Plan, or such equity incentive plan as may be adopted by Avantor in the future (the "Plan"). Your annual equity award target will be USD 9,000,000 and will be allocated among Performance Stock Units, Restricted Stock Units and/or Stock Options in a manner consistent with awards to the other members of Avantor's executive team. The actual award is not guaranteed, and the amount may vary based on factors, including the performance of the Company, your individual contributions and your continued employment.

SIGN-ON EQUITY AWARD

You will be eligible to receive a new hire equity award under the Plan. The targeted value of this award is USD 5,000,000 and will be allocated 50% to premium-priced stock options and 50% to Restricted Stock Units. The Stock Options and Restricted Stock Units will vest 33% each year over three years on the grant date anniversary.

The number of Restricted Stock Units and Stock Options to be awarded will be calculated based on the closing price of Avantor's common stock on the Start Date in accordance with Avantor's customary equity valuation practices.

PENSION SCHEME

The Company operates a defined contribution pension, which you are entitled to join. The Company agrees to contribute up to 8% of your basic pay toward your pension. Full details will be available when you commence employment.

BENEFITS

You will be entitled to join the Company's private medical insurance scheme and health cash plan. The scheme is expensed by the Company, though as a benefit-in-kind you will be required to meet any personal tax liability. You will also be entitled to participate in a cash plan offering cashback for general health costs such as dental and optical insurance. Your eligibility to participate in any of these arrangements shall be subject to you meeting the relevant insurance provider's eligibility criteria. You must satisfy the normal underwriting requirements of the relevant insurance provider and the premium must be at a rate, which the Company considers reasonable. The Company shall be entitled to change the provider, withdraw any of the above benefits or to amend the terms on which any benefit is provided to you without paying you any compensation.

You will also be entitled to a death in service benefit capped at four times' your annual salary.

Details of all schemes will be sent to you separately.

You shall also be eligible to participate in Avantor's Employee Stock Purchase Plan, with an opportunity to contribute up to 10% and receive a 15% discount on Avantor common stock purchased pursuant to this plan. Full details will be provided to you at the appropriate time.

You will also be entitled to other benefits, including, but not limited to: (a) the Company referral scheme, (b) health assessment, (c) Pennies from Heaven, (d) Cyclescheme.co.uk, (e) Long service, (f) life event days off, (g) executive physicals, (h) tax and financial planning program and (i) relocation benefits substantially consistent with the relocation benefits available to similarly-situated executives of Avantor, in each case as in accordance with Company policies in effect from time to time.

EXPENSES

We shall reimburse all reasonable expenses properly and necessarily incurred by you during your employment.

Any such expenses must be accounted for and evidenced by relevant receipts, vouchers or other documentation acceptable to the Company in line with the Global Business Travel and Expenses policy and they are approved through the Workday Expenses Portal.

In addition, the Company shall reimburse your legal fees and costs of up to $25,000, upon presentation of an invoice or other documentation, for services rendered in connection with the negotiation of this Contract of Employment and any related documents.

COMPANY CAR

A company car will be provided with the position to assist you in the performance of your duties. The provision of a company car is conditional upon you having read and accepted the Company Car Policy, which will be presumed by your acceptance of this Contract of Employment. A copy of the policy forms part of your on-boarding materials and is also available in the Company Handbook.

You are entitled to select a car from grade 1 of the list shown in the Company Car Policy, although you may initially be required to use a car previously allocated to another Company car driver. The Company will meet all expenses associated with the car.

In the alternative, you may elect to receive a non-pensionable monthly cash allowance of £750 gross.

SICKNESS ABSENCE

If you are absent from work due to sickness or injury, you must complete a self-certification form immediately on your return to work. If your absence continues for more than seven calendar days you must provide the Company with a medical certificate. Further medical certificates must be submitted thereafter to cover the full period of all absence. Failure to submit medical certificates and keep in touch with the Company may be deemed to be a disciplinary offence.

You may be required by the Company to undergo a medical examination by a medical professional appointed by the Company, who may be asked to prepare and discuss a medical report. This is so the Company can understand your working capacity, any medical diagnoses and so that it can comply with its legal obligations, including but not limited to obligations in respect of your health and safety and to consider any necessary adjustments under the Equality Act. If you fail to attend an examination by a medical professional appointed by the Company, or refuse to share a medical report you may lose any entitlement to Company Sick Pay. This is without prejudice to any other action the Company may wish to take in the circumstances.

SICK PAY

Provided you comply with the Company's sickness absence notification and certification requirements, you shall be entitled to receive Company sick pay as follows:

First 12 weeks' absence in any 12-month period	Full pay

Subsequent 12 weeks' absence in any 12-month period	Half-pay

Further information about Sickness Absence is contained in the Absence Policy located on Avantor Connect.

TRAINING

During your employment with the Company, you must complete the following mandatory training as directed and paid for by the Company:

- Avantor Code of Ethics and Conduct Training and annual reaffirmation
- Avantor Global Security Awareness Training
- DSE and/or Manual Handling Training
- Microsoft 365 Training

CONFIDENTIALITY

Confidential information shall, without limitation, include any information relating to launches, commercial developments, market share information, sales, proposed acquisitions, financial results or financial business strategy, business plans, technical information and know-how, business contacts, associate information, lists of clients and suppliers or details of contracts with them, budgets, management accounts, trading statements, other financial reports, personal notes, memoranda, records and writings relating to the business of the Company, information about the Company's organisation, affairs, dealings, operations, connections, customers, terms of business, plans for growth and expansion, technical and product developments/ data, trade secrets, computer software and general know-how and information of an otherwise confidential nature which is not in the public domain and which relates to the affairs of the Company or any Associated Company of its business contacts ("Confidential Information").

You are responsible for ensuring the security of confidential information in your home. In particular, you undertake to:

a) encrypt and/or protect by password any confidential information held on your home computer;
b) lock your computer terminal whenever it is left unattended;
c) ensure any wireless network used is secure;
d) keep all papers in a lockable location when not in use; and
e) comply with our Global Data Privacy Notice and Global IT Policy Records Management Policy in force regarding the retention of personal data.

You may not at any time, either during or after termination of your employment (however arising) whether on your own behalf or in any capacity on behalf of any other person, firm, company or organisation use, disclose or allow to be disclosed to any person or organisation, or use for your own advantage, any Confidential Information. You will use your best endeavours to prevent the disclosure of any Confidential Information and will inform the Company immediately of any instances of disclosure (including by others) of which you become aware.

Following the term of your employment, you must return any documents or computer memory sticks/pen drives or removal hard drives containing any Confidential Information.

All such documents, disks or similar media and any copies are the Company's property.

Confidential Information shall be and remain the property of the Company and shall be handed over by you to the Company from time to time on demand and in any event immediately upon leaving the employment of the Company.

Breach of these rules will be considered a serious breach of trust and confidence and could result in dismissal in line with the Company's disciplinary procedures. Any breach occurring after you have left the Company will be legally addressed.

The above confidentiality restriction does not apply to prevent you from making a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996, or use or disclosure that has been authorised by the Company, is required by law or by your employment.

INTELLECTUAL PROPERTY

The definitions in this clause apply in this Contract of Employment.

Intellectual Property Rights: patents, rights to Inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, goodwill and the right to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights to preserve the confidentiality of information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which may now or in the future subsist in any part of the world.

Inventions: inventions, ideas and improvements, whether or not patentable, and whether or not recorded in any medium.

You shall give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by you at any time during the course of your employment. You acknowledge that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, you hold them on trust for the Company. You agree promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause.

You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in this clause.

The terms and obligations of this clause shall survive the expiry or termination of your employment for any reason.

CONFLICT OF INTEREST

You must not, while you remain employed by the Company, undertake any other employment, whether paid or unpaid, or engage or be involved or interested, whether directly or indirectly, in any other business or activities, unless prior written permission has been obtained from the Company.

DISCIPLINARY AND GRIEVANCE PROCEDURES (NON-CONTRACTUAL)

The disciplinary rules and grievance procedures applicable to your employment are set out in the Disciplinary Policy held on Avantor Connect. It is your responsibility to familiarise yourself with these procedures. These procedures do not form part of your Contract of Employment.

If you wish to appeal against a disciplinary decision you may apply in writing to the HR team in accordance with the Company's disciplinary procedure.

If you wish to raise a grievance you may apply in writing to the HR team in accordance with the Company's grievance procedure.

The Company reserves the right to suspend you with pay for a period of no longer than is reasonably necessary for the purposes of investigating any allegation of misconduct or neglect against you, or while any disciplinary procedure against you is outstanding.

POST-TERMINATION RESTRICTIONS

You hereby undertake with the Company (for itself and as trustee and agent for each other Associated Company including but not limited to Avantor) that you will not without the prior written consent of the Company for a period of 12 months following the termination date (less any period you shall spend on garden leave, referred to as the "Leave Period" as set out in the clause titled "Notice") whether on your own account, or for, with or through any other person company or other entity, directly or indirectly:

a) be employed or engaged or otherwise interested either directly or indirectly in any capacity in any trade or business or occupation whatsoever which would or might reasonably be considered to compete with the Restricted Business;
b) in competition with the Restricted Business solicit, interfere with or entice away or endeavour to solicit, interfere with or entice away any Customer or Prospective Customer;
c) in competition with the Restricted Business have business dealings directly or indirectly with any Customer or Prospective Customer;
d) solicit or induce or endeavour to solicit or induce or facilitate any Relevant Person to cease working for or providing services to the Company, whether or not any such person would thereby commit a breach of contract; or
e) employ or otherwise engage in any business in competition with the Restricted Business any Relevant Person.

If at any time during your employment, two or more Relevant Persons have left their employment, appointment or engagement with us to carry out service for a business concern which competes with, or is intended to compete with any Restricted Business you will not at any time during the six months following the last date on which any of those Restricted Persons were employed or engaged by us, be employed or engaged in any way with that business concern.

For the purpose of this clause the following words have the following meaning:

"Confidential Information" has the meaning set out in the confidentiality clause;

"Customer" means any person or company or other entity who at any time in the 12 months immediately preceding the termination of your employment was a client or customer of the Company or any other Associated Company and with whom, during such period, you or any employee who was under your direct or indirect supervision had business dealings in the course of your employment, or in relation to whom by reason of your employment with the Company you are in possession of any trade secrets or Confidential Information;

"Prospective Customer" means any person or company or other entity with whom at any time in the 12 months immediately preceding the termination of your employment the Company or any Associated Company shall have had negotiations or discussions for the supply or provision of goods and/or services supplied or provided by the Company or any Associated Company, and with whom you or any employee who was under your direct or indirect supervision had, during the course of your employment, business dealings in the course of those negotiations or discussions, or in relation to whom by reason of your employment with the Company you are in possession of any trade secrets or Confidential Information;

"Relevant Person" means any person with whom you had dealings during the 12 months immediately preceding the termination of your employment who was employed or engaged by the Company at any time during that period and who by reason of such employment or engagement is in possession of any trade secrets or Confidential Information relating to the business of the Company or who has acquired influence over its Customers and Prospective Customers.

"Restricted Business" means the business of the Company and the business of any other Associated Company with which you were required by the Company to be concerned and for which you were responsible or involved with to a material extent during the 12 months immediately preceding the termination of your employment.

While the above restrictions (on which you have had the opportunity to take independent advice, as you hereby acknowledge) are considered by the parties to be reasonable in all the circumstances, it is agreed that if any such restriction by itself, or taken together with the others, is found to be void but would be valid if some part of it were deleted, such restriction shall apply with such modification as may be necessary to make it valid and effective.

The parties agree that the restrictions set out above shall be separate and severable and enforceable as such. If any restriction is determined as being unenforceable in whole or in part for any reason, that shall not affect the enforceability of the remaining restrictions or, in the case of part of a restriction being unenforceable, the remainder of that restriction.

PERSONAL DETAILS

It is expected that all of the details you have given concerning qualifications, skills, experience and any other information relating to your application are correct. Should the Company discover, either before commencing or at any time during your employment, that you have provided any false information in these or any other material respects you may be liable to disciplinary action.

It is essential that associates inform the Company immediately of any change in the following:

- Eligibility to work

- Visa or work permit expiration
- Change in right to work or remain
- Home address and telephone number
- Bank details
- Name and address of next of kin or a person to be contacted in the event of an emergency
- Any civil or (unspent) criminal convictions including driving convictions
- Marital status, birth of children (for pension and administration purposes etc.)
- Changes to your medical status (should you reasonably consider this might have an impact on your employment)
- Any other information which may have a bearing on your employment

OVERPAYMENT/DEDUCTIONS FROM PAY

The Company reserves the right at any time during your employment, and in any event on its termination, to deduct from your salary any sums owing to the Company including, but not limited to, excess holiday taken, advances and expenses, car fines, outstanding relocation expenses/study fees, pecuniary loss and loss of damage of company property. On termination of employment, the Company reserves the right to withhold the sum of £500.00 from your net final salary until all Company property (including but not limited to laptop, mobile phone, tablet and company car) is returned in good condition, other than the exception damage caused through reasonable wear and tear. You hereby consent, in signing this document, to such deductions being made.

COLLECTIVE AGREEMENTS

There are no collective or workforce agreements in place that may affect your terms and conditions of employment.

VARIATIONS TO TERMS AND CONDITIONS OF EMPLOYMENT

The Company reserves the right to make reasonable changes to any of your terms and conditions of employment, including those conditions set out in the Company Handbook. You will be notified of minor changes of detail by way of a general notice to all associates and any such changes take effect from the date of the notice. You should therefore ensure you read all posted notices on a regular basis.

You will be given written notice of any significant changes, which may be given by way of an individual notice or a general notice to all associates. Such changes will be deemed to be accepted unless you notify the Company of any objection.

DATA PROTECTION

By entering into this Contract of Employment you acknowledge and understand that the Company will collect, hold and otherwise process data relating to you, including "sensitive personal data" and/or "special categories of data" as defined in the General Data Protection Regulation ("**the DP Laws**") (collectively your "**personal information**"); will disclose your personal information to Associated Companies and other third parties (including, for example, advisers and payroll administrators, regulatory authorities, pension providers, healthcare providers, travel management companies and potential or future employers); and may transfer your personal information to Associated Companies and such other third parties within and outside of the European Economic Area ("**EEA**") including for legal, personnel, administrative and management purposes and in accordance with the DP Laws.

The Company shall also carry out certain monitoring activities, including in respect of its IT and other systems and any Company devices or other property provided to you, in compliance with the DP Laws. You should note therefore that any uses made of Company systems, devices and other property are presumed to be business-related and may be monitored.

Further details about the personal information that we collect and process about you, the purposes of the processing, the rights that you have in connection with it and the Company's monitoring systems or activities are contained in our Global Data Privacy Policy, which you are expected to carefully and regularly review. It is available in the UK Policies in the HR section on UK Avantor Connect intranet page and will be updated from time to time.

You accept and agree that should you be required to process personal information relating to the Company's other employees, customers or any other individuals as part of your duties, you will ensure that you apply the protections and safeguards you would to other confidential information, not use it for any purpose or reason other than as is strictly necessary in connection with your duties, and process it in a manner consistent with the principles set out in the DP Laws and in the policies and guidance in place or provided to you by the Company from time to time, including the Global IS Policy.

You accept and agree that a failure to comply with the Company's data protection and information security policies and notices may result in disciplinary action, up to and including dismissal.

PRE-EMPLOYMENT SCREENING

To ensure company standards are upheld VWR will conduct pre-employment screening checks on all new employees, which includes references and a medical questionnaire for all employees. However, we are prepared to allow you to commence employment pending our receipt of satisfactory screening. We will validate the information you have submitted, and apply for any other checks that are relevant to your role. All checks are only done with your signed permission and the processes comply with GDPR.

Legislation requires that all new employees must demonstrate that they are legally entitled to work in the UK. This requires the Company to see appropriate documentation, usually a British passport and to hold a copy of this in our files. This Contract of Employment is conditional on this requirement being satisfactorily fulfilled.

OTHER TERMS

You should read this Contract of Employment and the Policies and Information on the HR section of the VWR UK Intranet carefully as they contain important information about your employment. The Policies and Information available here https://avantorsciences.sharepoint.com/sites/intranet/Locations/UK/Policies-UK/SitePages/Home.aspx constitute 'The Company Handbook'. You will not be able to access this site until your employment commences. If you have any questions concerning any part of this contract or the Company Handbook you should discuss them with Human Resources. Unless stated otherwise, the provisions of the Company Handbook do not form part of your Contract of Employment. In the event of any conflict between the terms of your Contract of Employment and the Company Handbook, the terms of your Contract of Employment will take precedence.

For the purposes of this Contract of Employment, "Associated Company" means Avantor and any company which is from time to time a subsidiary or a holding company of Avantor or any Associated

Company and "subsidiary" and "holding Company" have the meanings ascribed to them by section 1159 of the Companies Act 2006.

Save in the case of Associated Companies, the parties to this Contract of Employment do not intend that any person who is not a party to this Contract of Employment shall have any rights under or in connection with it by virtue of the Contracts (Rights of Third Parties) Act 1999, other than Avantor, but this does not affect any right or remedy of a third party which exists, or is available, apart from that Act.

This Contract of Employment, and all of your rights and duties hereunder, shall not be assignable or delegable by you. Any purported assignment or delegation by you in violation of the foregoing shall be null and void ab initio and of no force and effect. This Contract of Employment may be assigned by the Company to a person or entity which is a successor in interest to substantially all of the business operations of the Company, or to any Associated Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor.

This Contract of Employment shall be governed by and construed in accordance with the laws of England and Wales and the Courts of England and Wales shall have exclusive jurisdiction to deal with all disputes arising from this Contract of Employment.

Save as provided for in this Contract of Employment, this Contract of Employment supersedes and is in substitution for any subsisting agreements, representations or assurances made between the Company and you relating to your employment and all such subsisting agreements shall be deemed to have been terminated by mutual consent with effect from the date of commencement of your employment.

This Contract of Employment contains the particulars of your employment required to be given to you for the purposes of section 1 of the Employment Rights Act 1996.

This Contract of Employment is prepared for and on behalf of the Company.

Signed: Signed by: Brittany Hankamer
F4193B02ECA84B6...

Name: Brittany Hankamer

Title: Executive Vice President and Chief Human Resources Officer

Date: 15 July 2025

VWR International Ltd
Hunter Boulevard, Magna Park
Lutterworth, Leicestershire LE17 4XN
United Kingdom
t +44 (0) 1455 558 600

I have read, understood and accept as being reasonable the terms of this Contract of Employment. I also confirm that I am aware of where to find the Company Handbook, and understand and accept that it is my responsibility to familiarise myself with the contents.

NAME: Emmanuel Ligner

POSITION: President and Chief Executive Officer

Signed: DocuSigned by: Emmanuel Ligner 274E11B53FDE457...

Date: 15 July 2025

Please sign and date both copies of this Contract of Employment and return the duplicate copy to the HR Department, VWR International Ltd, Magna Park, Hunter Boulevard, Lutterworth, Leicester, LE17 4XN.

If you fail to sign and return this Contract of Employment and do not object, in writing, within 21 days from the date of this Contract, you will be deemed to have accepted the above.
